CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made and entered into as of March 31, 2016, by and between Financial Institutions, Inc., a bank holding company chartered under the laws of the State of New York (the “Company”), and Richard J. Harrison (the “Consultant”).

RECITALS

WHEREAS, the Consultant has expertise and knowledge of the business of the Company; and

WHEREAS, the Company wishes to engage the Consultant, and the Consultant desires to be retained by the Company, as an independent contractor on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree as follows:

1. Consulting Services. The Company hereby engages the Consultant to perform the consulting and advisory services set forth on Schedule A hereto (the “Consulting Services”) during the Term (as defined below), and the Consultant hereby accepts such engagement and agrees to perform the Consulting Services upon the terms and conditions set forth in this Agreement. For purposes of this Agreement, the term “Engagement” shall refer to the Consultant’s provision of the Consulting Services hereunder.

2. Effective Date and Term. The Engagement shall commence on April 1, 2016 (the “Effective Date”), and shall continue for a period of one year (the “Term”), subject to earlier termination pursuant to Section 3.

3. Termination of Engagement.

(a) The Company may terminate the Engagement immediately on the occurrence of any of the following events: (i) the Consultant’s criminal conviction; (ii) the Consultant’s breach of any provision of the Executive Agreement by and between the Executive and the Company, dated May 22, 2013, and as amended from time to time (the “Executive Agreement”), or this Agreement, including, without limitation, the restrictive covenants in such agreements; (iii) the Consultant’s willful misconduct, fraud, dishonesty or breach of trust which is materially injurious to the Company; or (iv) the Consultant’s failure to perform the Consulting Services in accordance with the reasonable instruction of the Company. On termination of this Agreement pursuant to this Section 3(a), the Consultant shall not be entitled to receive payments of any further portion of the Consulting Fee (as defined below), except for payment of any portion of the Consulting Fee owing prior to the date of termination. Following termination of this Agreement, the Consultant shall have no rights, and hereby expressly waives all rights which he might otherwise have had under law or under this Agreement had it not been terminated, to recover all costs, charges, damages, payments or benefits of any sort from the Company.

(b) In the event of the Company’s termination of the Consultant at any time after a Change of Control and before the end of the Term, The Consultant shall not be required to render the Consulting Services after such date, and the Company shall pay to the Consultant any unpaid portion of the Consulting Fee. “Change of Control” has the meaning given such term in the Executive Agreement. To the extent permissible under existing tax laws, payment of the unpaid portion pursuant to this Section 3(b) shall be made in a lump sum, within 30 days following the date of the Consultant’s termination.

4. Compensation. As consideration for the Consulting Services the Company shall pay to the Consultant a fee of $100,000 per year (the “Consulting Fee”), commencing on the Effective Date, payable in accordance with the Company’s regular practices, but no less frequently than monthly. The Company shall not withhold any tax or tax deposit from payments made to the Consultant hereunder, and the Consultant shall hold the Company harmless from and against any and all liability to any taxing authority, relative to the payments made by the Company to the Consultant pursuant to this Agreement. The Consultant shall not be entitled to any payments or benefits other than those provided under this Agreement. As an independent contractor, the Consultant will not be covered by any of the Company’s employee benefit plans.

5. Restrictive Covenants.

(a) Non-competition. At all times prior to the 18-month anniversary of the end of the Term, the Consultant shall not engage, anywhere within New York State or in any area outside of New York State in which the Company or any of its subsidiaries, affiliates or joint ventures (collectively, the “Companies”) conducts business, whether directly or indirectly, or through any employee, agent, attorney or any other person or party acting on behalf of the Consultant, as principal, owner, officer, director, agent, employee, consultant or partner, in the management of a bank holding company, commercial bank, savings bank, credit union or any other financial services provider that competes with the Companies or their products or programs (“Restricted Activities”), provided that the foregoing shall not restrict the Consultant from engaging in any Restricted Activities which the Company directs the Consultant to undertake or which the Company otherwise expressly authorizes. The foregoing shall not restrict the Consultant from owning less than five percent of the outstanding capital stock of any company which engages in Restricted Activities, provided that the Consultant is not otherwise involved with such company as an officer, director, agent, employee or consultant. The Consultant agrees that this Section 5(a), the scope of the territory covered, the actions restricted thereby, and the duration of such covenant are reasonable and necessary to protect the legitimate business interests of the Companies.

(b) Non-solicitation. At all times prior to the 18-month anniversary of the end of the Term, the Consultant shall not, directly or indirectly, without the written consent of the Company (i) recruit or solicit for employment any employee, representative or agent of the Companies or encourage any such employee, representative or agent to leave his or her employment or discontinue his or her relationship with the Companies, or (ii) solicit, induce or influence any customer, supplier, lessor or any other person or entity which has a business relationship with the Companies to discontinue or reduce the extent of such relationship with the Companies.

(c) Confidentiality.

(i) The Consultant has become acquainted with and will have access to confidential or proprietary information and trade secrets related to the business of the Companies, including but not limited to: (1) trade secrets, business plans, business processes, practices, methods, software programs, operating plans, marketing plans, financial reports, credit information, lending practices, operating data, budgets, pricing strategies and information, terms of agreements with customers and others, customer lists, reports, correspondence, security procedures, tapes, disks, tangible property and specifications owned by or used in the Companies’ businesses; (2) operating strengths and weaknesses of the Companies’ officers, directors, employees, agents, suppliers and customers; (3) information pertaining to future developments such as, but not limited to, software development or enhancement, future marketing plans or ideas, and plans or ideas for new services or products; (4) all information which is learned or developed by the Consultant in the course and performance of his duties under the Executive Agreement or this Agreement, including without limitation, reports, information and data relating to the Companies’ acquisition strategies; and (5) other tangible and intangible property which is used in the business and operations of the Companies but not made publicly available ((1) through (5) are, collectively, the “Confidential Information”). The Consultant understands that the above list is not exhaustive and that the Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. The Consultant understands and acknowledges that the Confidential Information and the Companies’ ability to reserve it for its exclusive knowledge and benefit is of great competitive importance and commercial value to the Companies and that improper use or disclosure of the Confidential Information by the Consultant might cause the Companies to incur financial costs, loss of business advantages, liability under confidentiality agreement with third parties, civil damages and criminal penalties.

(ii) Both during and after the conclusion of the Term, the Consultant will not, directly or indirectly, disclose, use or make known for the Consultant’s or another’s benefit any of the Confidential Information or use any of the Confidential Information in any way except in the best interests of the Companies in the performance of the Consultant’s duties to the Companies. The Consultant will take all necessary steps to safeguard the Confidential Information. In addition, to the extent that any of the Companies has entered into or enters into a confidentiality agreement with any other person or entity, the Consultant agrees to comply with the terms of such confidentiality agreement and to be subject to the restrictions and limitations imposed by such agreement as if the Consultant was a party thereto. Nothing herein shall be construed to prevent disclosure of any of the Confidential Information to the extent required by applicable law or regulation, or pursuant to a valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order. The Consultant shall promptly provide written notice of any such order to an authorized officer of the Companies.

(d) Survival. The restrictive covenants set forth in this Section 5 shall survive the termination of this Agreement.

6. Miscellaneous.

(a) Independent Contractor. Nothing in this Agreement shall, in any way, be construed to constitute the Consultant as an agent, employee or representative of the Company, and the Consultant shall perform the Consulting Services as an independent contractor. The Consultant acknowledges and agrees that he will use his own discretion in performing the tasks assigned. The Consultant shall not have any authority to create or assume in the Company’s name or on its behalf any obligation, expressed or implied, or to act or purport to act as the Company’s agent or legally empowered representative for any purpose whatsoever. Neither party shall be liable to any third party in any way for any engagement, obligation, commitment, contract, representation, transaction or act or omission of the other, except as expressly provided herein.

(b) Consultant Acknowledgement. The Consultant acknowledges that he has had the opportunity to discuss this Agreement with and obtain advice from his private attorney, has had sufficient time to and has carefully read and fully understands all of the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

(c) Entire Agreement; Amendment. Except for the Executive Agreement and the Supplemental Retirement Benefit Agreement, this Agreement will supersede any and all existing oral or written agreements, representations, or warranties between the Consultant and the Company relating to the subject matter hereof. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Consultant and by the Company.

(d) Governing Law. The validity, construction, interpretation, administration and effect of this Agreement shall be governed by the substantive laws, but not the choice of law rules, of the State of New York.

(e) Construction. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. If any term or provision of this Agreement is declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such term or provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Agreement. Whenever the context so requires, the use of the singular shall be deemed to include the plural and vice versa. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one agreement.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day first above written.

FINANCIAL INSTITUTIONS, INC.

By:	/s/ Martin K. Birmingham	/s/ Richard J. Harrison

Name (print):	Martin K. Birmingham	Richard J. Harrison
Title:	President and CEO

SCHEDULE A
CONSULTING SERVICES

The Consulting Services shall include the following:

Advice regarding strategic direction and credit monitoring for retail lending, particularly indirect.

Advice regarding capital markets and securitization.

Advice and services related to Company mergers and acquisitions, including the evaluation of potential transactions.

Mentoring and coaching those executives who assume the Consultant’s prior duties as the Chief Operating Officer of the Company.

Assistance with Board of Director relations.

Advice regarding the Company’s community involvement.

Acting as an ambassador of the Company for new business.